MASTER COMPROMISE AND SETTLEMENT AGREEMENT

     This Master Compromise and Settlement Agreement (“Agreement”) is entered into by and between J. WILLIAM RHEA, IV (“Rhea”), on the one hand, and TERAX ENERGY, INC., PHILLIP A. WYLIE, ANDREW HROMYK, ERIC BOEHNKE, JOHN W. LEGG, and BILLY WAYNE CHESTER (collectively the “Defendants”), on the other hand, in order to settle all existing disputes between them. Rhea and the Defendants, who will be referred to hereinafter sometimes collectively as the “Parties,” hereby stipulate and agree as follows:

     WHEREAS, Rhea is a former officer and director of TERAX ENERGY, INC. who filed the lawsuit styled J. William Rhea, IV v. Terax Energy, Inc., Phillip A. Wylie, Andrew Hromyk, Eric Boehnke, John W. Legg, and Billy Wayne Chester, Cause No. GN5-04014, in the District Court of Travis County, Texas, 345th Judicial District (the “Lawsuit”), seeking money damages and injunctive relief against the Defendants.

     WHEREAS, the Defendants deny the claims and allegations made by Rhea in the Lawsuit and any liability or wrongdoing in connection with said claims and allegations.

     WHEREAS, Terax Energy, Inc. has filed counterclaims in the Lawsuit seeking money damages and injunctive relief against Rhea.

     WHEREAS, Rhea denies the claims and allegations made by Terax Energy, Inc. in the Lawsuit and any liability or wrongdoing in connection with said claims and allegations.

     WHEREAS, Rhea has further filed one additional complaint against Terax Energy, Inc. with the United States Department of Labor-OSHA pursuant to Section 806 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A (the “DOL Complaint”).

     WHEREAS, Terax Energy, Inc. denies the claims and allegations made by Rhea in the DOL Complaint and any liability or wrongdoing in connection with said claims and allegations.

     WHEREAS, Rhea represents and warrants that he has filed no other claims, lawsuits, petitions, complaints, reports, charges, or grievances against any of the Defendants with any court, tribunal, arbitration association, regulatory body, or government agency or department, in the United States or

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 1

abroad (except as identified in Exhibit “C” hereto), and acknowledges that Defendants are entering into this Agreement in reliance on this representation and warranty and the representations and warranties set forth in Paragraphs 9 and 14 below and in Exhibit “C” hereto.

     WHEREAS, the Defendants represent and warrant that they have filed no other claims, lawsuits, petitions, complaints, reports, charges, or grievances against Rhea with any court, tribunal, arbitration association, regulatory body, or government agency or department, in the United States or abroad, and acknowledge that Rhea is entering into this Agreement in reliance on this representation and warranty and the representation and warranty set forth in Paragraphs 9 and 14 below.

     WHEREAS, in order to avoid the uncertainty and expense of litigation, and without admitting any responsibility or liability for any claims or allegations asserted against them, the Parties desire to settle and compromise their respective claims.

     NOW THEREFORE, for and in consideration of the mutual covenants, conditions, and agreements set forth herein, the sufficiency of which is hereby acknowledged by all Parties, the Parties hereto agree as follows:

     1. Cash Payment to Rhea. On account of compensation due to Rhea under the terms of his employment with Terax Energy, Inc., and other consideration, Terax Energy, Inc. hereby agrees to pay Rhea cash in the total gross amount of $800,000 (the “Cash Payment”). The Cash Payment shall be paid by wire transfer to the account number identified in Exhibit “A” hereto, and subject to withholding as identified in Exhibit “A” hereto. Terax Energy, Inc. shall seek no recourse against any of the other Defendants for this payment. Such wire transfer shall be effectuated on or before 5:00 P.M., February 3, 2006.

     2. Share Delivery to Rhea and Return of Shares to Terax Energy, Inc. Terax Energy, Inc. agrees to release 800,000 shares of common stock of Terax Energy, Inc. to Rhea, which shares shall be subject to and governed by the restrictions set forth in Paragraph 3 below. The 800,000 shares that will be released to Rhea are currently in Rhea’s name and are being held by Phillip A. Wylie, Escrow Agent, pursuant to the Management Stock Pool Agreement executed by Rhea on June 7, 2005. Rhea agrees to

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 2

release and relinquish all claims of ownership (whether actual, beneficial, or otherwise) to the remaining 4,200,000 shares of common stock of Terax Energy, Inc. currently in the management stock pool, and agrees to return such shares to the company treasury. Terax Energy, Inc. and Rhea, moreover, hereby agree to terminate the Management Stock Pool Agreement. Additionally, Rhea shall execute and deliver to Terax Energy, Inc. all documents necessary to issue the certificate representing the 800,000 shares to be released to Rhea and to return to the treasury of Terax Energy, Inc. the remaining 4,200,000 shares of Terax Energy, Inc. common stock that are currently in Rhea’s name and that are being held pursuant to the Management Stock Pool Agreement. These documents include, but are not limited to, letters of direction and stock powers of attorney (if required). The Parties obligations under this paragraph shall be performed on or before 5:00 P.M., February 3, 2006.

     3. Restrictions on Resale. The 800,000 shares of Terax Energy, Inc. common stock to be released to Rhea pursuant to Paragraph 2 shall, in addition to all restrictions imposed by law or regulation, be subject to further restriction as follows:

Date on and after Which Resale Allowed	Number of Shares Allowed for Resale
June 30, 2006	50,000

September 30, 2006	100,000

December 31, 2006	200,000

March 31, 2007	200,000

June 30, 2007	200,000

September 31, 2007	50,000

Rhea shall not sell, pledge, hypothecate, transfer, or assign any of the 800,000 shares before the dates specified above, and shall not sell, pledge, hypothecate, transfer, or assign any shares beyond the amount

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 3

allowed, as indicated above.1 Moreover, Rhea shall not maintain or facilitate a short position in any common stock of Terax Energy, Inc. Additionally, Rhea agrees not to sell, pledge, hypothecate, transfer, or assign in any calendar quarter more than 200,000 shares of the 800,000 shares to be released to Rhea. Rhea further agrees that the certificates representing the 800,000 shares shall bear the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THESE SECURITIES.”

AND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED BY THE HOLDER UNTIL [INSERT DATES FROM TABLE ABOVE], AFTER WHICH THIS RESTRICTION SHALL BE OF NO FURTHER FORCE OR EFFECT.”

In the event of a Change of Control (as hereinafter defined) and upon written request by Rhea and the delivery by Rhea to Terax Energy, Inc. of the certificates representing the 800,000 shares (or such of the 800,000 shares as are still owned by Rhea) together with appropriate stock powers of attorney, medallion guaranteed, Terax Energy, Inc. agrees to remove the restrictions provided in this Paragraph 3 (other than restrictions imposed by law or regulation). For the purposes of this Paragraph 3, "Change of Control" means:

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of common stock of Terax Energy, Inc. (the "Outstanding Company Common Stock"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Terax Energy, Inc., (ii) any acquisition by Terax Energy, Inc., (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Terax

1 By way of example only, the maximum total sales of shares by Rhea during the period between June 30, 2006 and December 30, 2006 are 150,000, meaning 50,000 after June 30, 2006, plus 100,000 after September 30, 2006.

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 4

Energy, Inc. or any corporation controlled by Terax Energy, Inc., or (iv) any acquisition by any corporation pursuant to a transaction which complies with the following clause (ii); or

     (ii) The approval by the shareholders of Terax Energy, Inc. of a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Terax Energy, Inc. through one or more subsidiaries); or

     (iii) The approval by the shareholders of Terax Energy, Inc. of (i) a complete liquidation or dissolution of Terax Energy, Inc., or (ii) the sale or other disposition of all or substantially all of the assets of Terax Energy, Inc. (other than dispositions of undeveloped acreage) unless, following such sale or other disposition more than 50% of the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such sale or other disposition.

     4. Release by Defendants. The Defendants, their predecessors, successors and assigns, heirs, executors, administrators, legal representatives, employees, shareholders, directors, officers, employees, parent or subsidiary organizations, affiliates, owners, agents, trustees, and attorneys, hereby release and forever discharge (except for the obligations created in this Agreement) Rhea, his predecessors, successors and assigns, heirs, insurers, executors, administrators, legal representatives, employees, shareholders, directors, officers, employees, parent or subsidiary organizations, affiliates, owners, agents, trustees, and attorneys from and against any and all claims, counterclaims, suits, demands, or causes of action under contract, in tort, by statute, constitution or otherwise, whether known or unknown, that were or could have been raised against Rhea for any reason whatsoever. This includes, but is not limited to, all claims relating to or arising from Rhea’s employment with Terax Energy, Inc. or

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 5

his relationship with the Defendants.

     5. Release by Rhea. Rhea, his predecessors, successors and assigns, heirs, executors, administrators, legal representatives, employees, shareholders, directors, officers, employees, parent or subsidiary organizations, affiliates, owners, agents, trustees, and attorneys, hereby release and forever discharge (except for the obligations created in this Agreement) the Defendants, their predecessors, successors and assigns, heirs, insurers, executors, administrators, legal representatives, employees, shareholders, directors, officers, employees, parent or subsidiary organizations, affiliates, owners, agents, trustees, and attorneys from and against any and all claims, counterclaims, suits, demands, or causes of action under contract, in tort, by statute, constitution or otherwise, whether known or unknown, that were or could have been raised against any of the Defendants for any reason whatsoever. This includes, but is not limited to, any claim under the Age Discrimination in Employment Act (“ADEA”) and all claims relating to or arising from Rhea’s employment with Terax Energy, Inc. or his relationship with the Defendants.

     6. Dismissal of Lawsuit with Prejudice. Rhea agrees to dismiss all claims that he has made in the Lawsuit with prejudice to refiling same. This includes, but is not limited to, any claim under the ADEA that was made in the Lawsuit. Furthermore, Terax Energy, Inc. agrees to dismiss all claims that it has made in the Lawsuit with prejudice to refiling same. Within ten (10) days of the delivery of the amount set forth in Paragraph 1 herein, both Rhea and Terax Energy, Inc. shall file notices of non-suit with prejudice, dismissing their respective claims in the Lawsuit, and shall request an order from the court dismissing their respective claims with prejudice.

     7. Withdrawal of DOL Complaint. Rhea agrees to notify the United States Department of Labor-OSHA in writing of his desire to withdraw and dismiss his DOL Complaint. Rhea shall deliver to the United States Department of Labor-OSHA an executed copy of the Agreement to Withdraw and Dismiss DOL Complaint attached hereto as Exhibit “B,” which Rhea shall execute and deliver to Daniel R. Smith, 111 Congress, Suite 1400, Austin, Texas on or before the date the amount set forth in Paragraph 1 is delivered. The Agreement to Withdraw and Dismiss DOL Complaint is subject to this Agreement

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 6

and does not limit the terms of this Agreement. The Agreement to Withdraw and Dismiss DOL Complaint shall be specifically delivered to Mr. Anthony Incristi, Whistleblower Investigator, United States Department of Labor-OSHA, Austin Area OSHA Office, 1033 La Posada Drive, Suite 375, Austin, Texas 78752, by verifiable means, within three (3) business days from the date of delivery of the amount set forth in Paragraph 1 herein, and shall be simultaneously delivered to Daniel R. Smith, Brown McCarroll, L.L.P., 111 Congress, Suite 1400, Austin, Texas 78701, as counsel for Terax Energy, Inc. Rhea shall also perform any other acts required or suggested by the United States Department of Labor-OSHA to have his DOL Complaint withdrawn or dismissed. Rhea further agrees not to further file, assert, or initiate (or cause to be filed, asserted, or initiated) any other claims, complaints, reports, charges, or allegations with the United States Department of Labor-OSHA or any other regulatory body or government authority, agency or department, whether in the United States or abroad, relating to or involving the Defendants, their predecessors, successors and assigns, heirs, insurers, executors, administrators, legal representatives, shareholders, directors, officers, employees, parent or subsidiary organizations, affiliates, owners, agents, trustees, and attorneys.

     8. Return of Property. Rhea agrees to return all property currently in his possession, custody, and control that belongs to the Defendants. Such property includes without limitation any computer hardware and software, telephones, personal data assistants, accessories, documents, files, paperwork and other records. Rhea shall maintain no copies, whether in paper or electronic form, of any documents, files, paperwork, or other records of Terax Energy, Inc. Rhea shall return this property by hand delivering it to Daniel R. Smith at Brown McCarroll, L.L.P., 111 Congress Ave., Suite 1400, Austin, Texas within three (3) business days from the date of delivery of the amount set forth in Paragraph 1 herein. Similarly, the Defendants agree to return all personal telephone and bank records relating to Rhea currently in their possession, custody, and control that belong to Rhea. The Defendants shall maintain no copies, whether in paper or electronic form, of these records. However, the Defendants are not required to permanently remove such records from their respective computer systems, but rather must return only paper copies of the records. The Defendants shall return these records by hand

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 7

delivering them to Kirk W. Evans at Cotham, Harwell & Evans, P.C., 1616 S. Voss, Suite 200, Houston, Texas within three (3) business days from the date of delivery of the amount set forth in Paragraph 1 herein.

     9. Ownership of Claims. Each Party represents and warrants that they have not assigned their rights or claims herein released to any other person, company, or entity. Provided, however, that this paragraph shall not be deemed to include any contingent interest that Rhea may have assigned to Kirk Evans or his law firm as part of an attorney fee arrangement. Rhea warrants and represents that he has no contractual or other obligation with any attorneys aside from Kirk Evans and his law firm regarding the representation of Rhea in any disputes made the subject of this Agreement.

     10. Confidentiality. The Parties agree to execute the Confidentiality Agreement attached hereto as Exhibit “C.” Rhea shall execute and deliver the Confidentiality Agreement to Daniel R. Smith at Brown McCarroll, L.L.P., 111 Congress, Suite 1400, Austin, Texas on or before the date the amount set forth in Paragraph 1 is delivered. The Defendants shall execute and deliver the Confidentiality Agreement to Kirk W. Evans at Cotham, Harwell & Evans, P.C., 1616 S. Voss, Suite 200, Houston, Texas on or before the amount set forth in Paragraph 1 is delivered.

     11. Injunction. The Parties agree that money damages would not be a sufficient remedy for any breach of Paragraphs 3 and 8 of this Agreement, and that in addition to other remedies, each offended Party may be entitled to specific performance and injunctive or other equitable relief to enforce such Paragraphs.

     12. Non-Admission. All Parties acknowledge that this Agreement does not constitute an admission by any Party of any liability whatsoever, but results from the Parties’ desire to expeditiously resolve disputed issues of fact and law, and further acknowledge that the Parties deny all allegations of violation of any law, statute, ordinance, insurance, regulation, common law, tort or contract. By this Agreement, the Parties are compromising claims that they dispute in good faith.

     13. No Reliance. Rhea has not relied upon any representation, express or implied, made by Defendants or any of their attorneys, agents or representatives, as to the tax consequences of the

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 8

consideration paid pursuant to this Agreement. Rhea releases Defendants from any and all liability in connection with any such tax consequences. Rhea shall be responsible for any and all taxes that, as a result of this Agreement, Rhea may owe to federal, state, and local authorities, including interest or penalties, if any, that are applicable to Rhea. Rhea expressly agrees to indemnify and hold Defendants harmless from any claims or actions, including attorneys’ fees and court costs, if any tax proceeding shall take place against Defendants specifically arising from Rhea’s failure to pay Rhea’s taxes that relate to the consideration paid under this Agreement.

     14. Stipulation Relating to Settlement Consideration. The Parties hereby stipulate and represent that the consideration provided to Rhea hereunder (a) is new consideration to which he was not otherwise entitled and/or which was subject to good faith dispute, (b) constitutes good and valuable consideration from all persons and entities released by Rhea hereunder, and (c) would not have been paid by any person or entity released hereunder unless the release was such to ensure that all disputes and claims of violations that are, or could have been, brought or asserted by Rhea were fully and finally settled and resolved.

     15. Entire Agreement. This Agreement and all exhibits hereto, when executed, set forth the entire agreement between the Parties. No other promises or agreements shall be binding on any party unless it is in writing and signed by both Parties.

     16. Full Knowledge, Consent and Voluntary Signing of Agreement. All Parties acknowledge and agree that: (a) they have carefully read the Agreement and fully understand its meaning, intent and terms; (b) they have full knowledge of its legal consequences; (c) they agree to all the terms of the Agreement and are voluntarily signing below; (d) other than as stated herein, they attest that no promise or inducement has been offered for this Agreement; and (e) they are legally competent to execute this Agreement and accept full responsibility therefor. Rhea further acknowledges and agrees that he was advised to consult with an attorney prior to executing this Agreement, that he did so consult with attorneys and other advisors of his choosing prior to executing this Agreement, that he has had sufficient and reasonable time to consider this Agreement, and that the Agreement is drafted in a manner that is

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 9

understandable to him.

     17. Heirs and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, assigns, and legal representatives of the Parties.

     18. Amendment. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

     19. Governing Law. This Agreement has been executed and delivered in the State of Texas. This Agreement shall be deemed to be a contract made under and shall be construed in accordance with and governed by the law of the State of Texas and of the United States of America, as applicable. Venue for any lawsuit arising out of this Agreement shall be in Travis County, Texas.

     20. Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

     21. Multiple counterparts. This Agreement may be executed in multiple counterparts, including counterparts transmitted by telephonic document transfer, with the same effect as if all Parties had signed the same, and all such counterparts shall be construed together to constitute one original instrument. Each counterpart shall have the same effect as the original.

     22. Construction. The Agreement shall not be construed against the Party drafting all or any part thereof.

     23. Headings. The headings in this Agreement are used for reference only. They are not part of and do not limit the terms of the Agreement.

     24. Costs. All costs and fees will be borne by the Parties as they were incurred.

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 10

25. Effective Date: The effective date of this Agreement is the last date on which the Parties execute and exchange the settlement documents.

AGREED AS TO FORM AND SUBSTANCE:

J. WILLIAM RHEA, IV

“J. William Rhea. IV”
Date: February 2, 2006

TERAX ENERGY, INC.

By:“Lawrence Finn”
Lawrence Finn, Chief Executive Officer
Date:

PHILLIP A. WYLIE

“Phillip A. Wylie”
Date: February 2, 2006

ANDREW HROMYK

“Andrew Hromyk”
Date: February 2, 2006

ERIC BOEHNKE

“Eric Boehnke”
Date: February 2, 2006

JOHN W. LEGG

“John W. Legg”
Date: February 2, 2006

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 11

BILLY WAYNE CHESTER

“Billy Wayne Chester”
Date: February 2, 2006

MASTER COMPROMISE AND SETTLEMENT AGREEMENT--PAGE 12